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                                                                    EXHIBIT 23.2



                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     As previously disclosed in the Computer Motion Inc.'s form 8-K filed on June 7, 2002, Computer Motion, Inc. dismissed Arthur Andersen LLP as its independent public accountants and announced that Computer Motion, Inc. had appointed Ernst & Young LLP to replace Arthur Andersen LLP as its independent public accountants.

     Computer Motion Inc.'s understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen LLP if the engagement partner and the manager for the Computer Motion, Inc. audit are no longer with Arthur Andersen LLP. Both the engagement partner and the manager for the Computer Motion, Inc. audit are no longer with Arthur Andersen LLP. As a result, Computer Motion, Inc. has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to Computer Motion Inc.'s financial statements as of December 31, 2001 and 2000 and for the years then ended.

     Under these circumstances, Rule 437a under the Securities Act permits Computer Motion, Inc. to file this Form 10-K without a written consent from Arthur Andersen LLP. As a result, however, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Computer Motion Inc.'s officers and directors, may still rely on Arthur Andersen LLP's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.